Exhibit 99.1

CPI Card Group Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Littleton, CO October 15, 2015 - CPI Card Group Inc. (NASDAQ: PMTS; TSX: PNT) (the “Company”) today announced the closing of its initial public offering of 17,250,000 shares of common stock at US$10.00 per share, including 2,250,000 shares of common stock sold by certain existing stockholders upon the exercise in full by the underwriters of their option to purchase additional shares.

The common stock began trading on the NASDAQ Global Select Market and the Toronto Stock Exchange on October 9, 2015 under the ticker symbols “PMTS” and “PNT,” respectively.

The aggregate net proceeds to the Company are approximately US$137.5 million.  The Company intends to use such proceeds to redeem the remaining outstanding shares of its preferred stock, to terminate its phantom stock plan and to satisfy all liabilities due thereunder and to repay outstanding indebtedness. The Company did not receive any proceeds from the sale of common stock by the selling stockholders.

BMO Capital Markets, Goldman, Sachs & Co. and CIBC acted as joint book-running managers for the offering, and Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C, Raymond James Ltd, Scotiabank and GMP Securities L.P.  acted as co-managers for the offering.

The Company has filed and obtained a receipt for a final prospectus for the offering from the securities regulatory authorities in each of the provinces and territories of Canada. A copy of the supplemented PREP prospectus containing pricing information and other important information relating to the shares may be obtained from the underwriters at the addresses set out below and will be available on the SEDAR website at www.sedar.com under the Company’s profile.

A copy of the U.S. prospectus related to the offering may be obtained from: BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, New York, NY 10036, or by telephone at 1-(800)-414-3627 or by email at bmoprospectus@bmo.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at 1-(866)-471-2526 or by email at prospectus-ny@ny.email.gs.com; or CIBC, by telephone at 1-(800)-282-0822 or by email at useprospectus@us.cibc.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 8, 2015. This press release does not constitute an offer to sell or a solicitation of an offer to buy the Company’s common stock, nor shall there be any sale of such shares in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts

Investor Relations

E: InvestorRelations@cpicardgroup.com

Media Relations E:
Media@cpicardgroup.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements include information concerning the proposed offering. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.